Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 21, 2017, among Gastar Exploration Inc. (or its successor, the “Company”), Northwest Property Ventures LLC (the “Guarantor”), and Wilmington Trust, National Association, a national banking association, as Trustee (the “Trustee”) and as Collateral Trustee (the “Collateral Trustee”) under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the Guarantor and the Trustee and the Collateral Trustee have heretofore executed an indenture, dated as of March 3, 2017 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Company’s Convertible Notes due 2022 (the “Notes”);

WHEREAS, $125.0 million aggregate principal amount of Notes are currently outstanding (the “Initial Notes”);

WHEREAS, the Company desires to issue $75.0 million aggregate principal amount of additional Notes (the “Additional Notes”) pursuant to the terms of a Securities Purchase Agreement dated March 20, 2017, among the Company and the Initial Holders (as defined in the Indenture) (the “Purchase Agreement”);

WHEREAS, Section 8.02 of the Indenture provides that, with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, the Company, the Guarantor, the Trustee and the Collateral Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing the Indenture or the Notes (subject to certain exceptions);

WHEREAS, the Company desires and has requested the Trustee and the Collateral Trustee to join with it and the Guarantor in entering into this Supplemental Indenture for the purpose of amending the Indenture and the Notes as permitted by Section 8.02 of the Indenture in connection with the issuance of the Additional Notes pursuant to the Purchase Agreement;

WHEREAS, (1) the Company has received the written consent of the Holders of a majority in aggregate principal amount of the outstanding Notes approving this Supplemental Indenture, (2) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 8.06 of the Indenture and (3) the Company and the Guarantor have satisfied all other conditions required under Article 8 of the Indenture to enable the Company, the Guarantor and the Trustee to enter into this Supplemental Indenture; and

WHEREAS, all other acts and things prescribed by the Indenture, by law and by the Certificate of Incorporation and the Bylaws (or comparable constituent documents) of the Company, of the Guarantor and of the Trustee and the Collateral Trustee necessary to make this Supplemental Indenture a valid instrument legally binding on the Company, the Guarantor, the Trustee and the Collateral Trustee, in accordance with its terms, have been duly done and performed.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantor, the Trustee and the Collateral Trustee agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.    Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital to this Supplemental Indenture are used in this Supplemental Indenture as therein or herein defined.

2.    Authorization of Additional Notes. Pursuant to Section 2.02 of the Indenture, on the date of this Supplemental Indenture, the Company shall issue an aggregate of $75.0 million principal amount of Additional Notes pursuant to the Purchase Agreement, which Additional Notes will have identical terms as the Initial Notes, other than as to the date of issuance and the initial interest accrual date. In accordance with the Indenture, the Initial Notes and the Additional Notes will be treated as a single class of Notes for all purposes under the Indenture. The Additional Notes will be issued initially in the form of one or more Physical Notes, and, in addition to legends specified in the Indenture, may bear legends restricting transfer as specified in the Purchase Agreement.

3.    Amendments to Indenture. The Indenture is hereby amended as follows:

(a)     The following new definitions are hereby added to Section 1.01 of the Indenture:

“Additional Notes” means the $75.0 million aggregate principal amount of Notes issued pursuant to the Purchase Agreement.

“Initial Notes” means the $125.0 million aggregate principal amount of Notes issued on the Issue Date.

“Purchase Agreement” means the Securities Purchase Agreement among the Company and the Initial Holders dated March 20, 2017.

(b)     The following definitions in Section 1.01 of the Indenture are hereby amended and restated as follows:

“Ares Notes” means the Initial Notes and the Additional Notes, and any Note issued in exchange therefor or in substitution thereof.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Issue Date, between the Company and the Initial Holders, as amended.

“Rule 144A Note” means any Initial Note and any Additional Note, and any Note issued in exchange therefor or in substitution thereof, upon the first to occur, if at all, of the following: (A) the resale of such Note in a transaction pursuant to Rule 144A; and (B) if such Note is held by an Initial Holder or an Affiliate or Affiliated Entity of an Initial Holder, the lapsing of a period of three (3) months after the date such Initial Holder, Affiliate or Affiliated Entity has ceased to be an Affiliate of the Company. The Trustee will have no obligation to determine or verify whether a Note is a Rule 144A Note.

(c)    Clause (E) of the definition of “Exempt Issuance” in Section 1.01 of the Indenture is hereby amended and restated to read in its entirety as follows:

(E) the Company’s issuance of the Notes and any shares of Common Stock upon conversion of the Notes, and the issuance of shares of Common Stock to the Initial Holders on or about the Issue Date, and the issuance of Common Stock in exchange for Additional Notes pursuant to the Purchase Agreement;

(d)    Clause (D) of Section 2.09 of the Indenture is hereby amended and restated to read in its entirety as follows:

(D)    Other Legends. A Note may bear any other legend or text, not inconsistent with this Indenture, as may be required by the Purchase Agreement, by applicable law or by any securities exchange or automated quotation system on which such Note is traded or quoted.

(e)    the opening clause of Section 3.11(A)(3) of the Indenture is hereby amended and restated to read as follows:

(3)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (ii) through (xii), inclusive, of Section 3.11(B)), is less than the sum, without duplication, of:

(f)    Clause (iii) of the definition of Permitted Debt in Section 3.13(B) of the Indenture is hereby amended to read in its entirety as follows:

(iii)    the incurrence by the Company of Indebtedness represented by the Initial Notes or the Additional Notes, and the incurrence by any Guarantor of Indebtedness to be represented by a Guarantee of the Notes;

4.    Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended by this Supplemental Indenture, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof will remain in full force and effect. This Supplemental Indenture will form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered will be bound by this Supplemental Indenture.

5.    Neither the Trustee Nor the Collateral Agent Makes Any Representation. Neither the Trustee nor the Collateral Agent makes any representation as to the validity, adequacy, enforceability or sufficiency of this Supplemental Indenture or the Notes or as to the statements made in the recitals, all of which are statements of the Company and the Guarantor. Neither the Trustee nor the Collateral Agent will accountable for the Company’s use of the proceeds from the Notes.

6.    Miscellaneous. Sections 13.05, 13.06, 13.07, 13.09, 13.11, 13.13, 13.14 and 13.15 of the Indenture will apply to this Supplemental Indenture as if the same were reproduced in this Supplemental Indenture, mutatis mutandis.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Supplemental Indenture have caused this Supplemental Indenture to be duly executed as of the date first written above.

GASTAR EXPLORATION INC.

By:	/s/ Michael A. Gerlich
	Name:	Michael A. Gerlich
	Title:	Senior Vice President, Chief Financial Officer and Corporate Secretary

NORTHWEST PROPERTY VENTURES LLC, as Guarantor

By:	/s/ Michael A. Gerlich
	Name:	Michael A. Gerlich
	Title:	Senior Vice President, Chief Financial Officer and Corporate Secretary

[Signature Page to First Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and Collateral Trustee

By:	/s/ Shawn Goffinet
	Name:	Shawn Goffinet
	Title:	Assistant Vice President

[Signature Page to First Supplemental Indenture]